Exhibit 10.3

ATLAS AIR WORLDWIDE HOLDINGS, INC.
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT, dated as of February 25, 2020 (the “Agreement”), is between Atlas Air Worldwide Holdings, Inc. (the “Company”), a Delaware corporation, and _______ the employee set forth on the signature page hereto (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s 2018 Incentive Plan (the “Plan”) as of February 25, 2020 (the “Date of Grant”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference and subject to the other provisions of this Agreement, the Employee is hereby awarded ______ restricted stock units (“Restricted Stock Units”), which constitute the right to receive, without payment by the Employee therefor, (i) _______ shares of Stock (the “Unit Delivered Shares”), and (ii) the right to receive, without payment by the Employee therefor, additional shares of Stock on the same basis as the Unit Delivered Shares, equal in value (determined as hereafter provided) to the dividends, if any, which would have been paid with respect to the shares of Stock underlying the Unit Delivered Shares had such Unit Delivered Shares been issued to the Employee on the Date of Grant (the “Deferred Dividend Shares”), in each case subject to the terms and conditions of the Plan and those set forth herein. For purposes of clause (ii) of the immediately preceding sentence, the number of Deferred Dividend Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of shares of Stock. For the avoidance of doubt, no shares of Stock (including Deferred Dividend Shares) shall be payable in respect of the Unit Delivered Shares if the Unit Delivered Shares are forfeited, and no Deferred Dividend Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which the Employee or other person entitled to the Unit Delivered Shares becomes the record owner of such shares of Stock for dividend record-date purposes. If the number of shares of Stock (including Deferred Dividend Shares) deliverable with respect to the Restricted Stock Units includes a fractional share, the value of such fractional share (determined as of the trading day immediately preceding  the delivery date described in Section 2(d) below) shall be payable in cash in lieu of such fractional share.

Except as otherwise expressly provided, all capitalized terms used herein shall have the same meaning as in the Plan.

The Unit Delivered Shares and the Deferred Dividend Shares are collectively referred to herein as the “Award” or “this award.”

2.Vesting of Award; Delivery of Stock, Termination of Employment. Unless otherwise provided by the Committee, the Award under this Agreement shall be subject to the vesting schedule in this Section 2.

(a)Vesting; Delivery of Shares.

(1)Subject to the following provisions of this Section 2 and the other terms and conditions of this Agreement, the Award shall become vested (meaning that the

Employee shall be entitled to receive a certain number of shares of Stock as provided in Section 2(a)(3) or Section 2(c)) on the basis of one Restricted Stock Unit to one share of Stock, and any related Deferred Dividend Shares shall become vested only upon the vesting of the underlying Restricted Stock Unit. The Award will vest in three annual installments as follows:

___ Restricted Stock Units shall vest on February 25, 2021;

___ Restricted Stock Units shall vest on February 25, 2022; and

___ Restricted Stock Units shall vest on February 25, 2023.

(2)Except as provided in Section 2(b) and 2(c) below, in the event of termination of the Employee’s Employment prior to the applicable date above, all unvested Restricted Stock Units shall immediately and automatically terminate and be forfeited (and no shares of Stock in respect of such Award that have not previously vested shall thereafter be issued).

(3)Subject to Section 2(d) below, shares of Stock will be delivered as soon as reasonably practicable following a vesting date described above, but no later than December 31 of the year in which such vesting date occurs.

(b)Death, Disability, Termination by Employee due to Good Reason or Involuntary Termination not for Cause.

(1)In the event of the termination of the Employee’s Employment (i) due to death, (ii) by the Company by reason of the Employee’s Disability (as defined below), (iii) by the Employee for Good Reason (as defined below), or (iv) by reason of an involuntary termination by the Company not for Cause (as defined below), in each case occurring after the date hereof and before the occurrence of a Change in Control of the Company (as defined below), the Award shall become immediately and fully vested and shares of Stock will be delivered, subject to Section 2(d), as soon as practicable following such termination of Employment, but no later than March 15 of the subsequent year.

(2)Definitions. For purposes of this Agreement:

A.A termination of Employment shall be deemed to be by reason of “Disability” if immediately prior to such termination of Employment, the Employee shall have been continuously disabled from performing the duties assigned to the Employee for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar month period.

B.“Good Reason” means (A) a material reduction in the Employee’s annual base salary, percentage target bonus opportunity, or target long-term incentive award opportunity, in each case as then in effect, or other material benefits provided to officers of the Company, except where such reduction is part of a general reduction in salary or benefits by the Company or (B) a material reduction in the Employee’s title or job responsibilities; provided, however, that the Employee will be treated as having resigned due to Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Employee must terminate his or her Employment not later than 30 days following the end of such cure period.

(c)Change in Control.

(1)Immediately prior to a Change in Control of the Company, unless in connection therewith this Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, this Award, if then outstanding, shall vest in full and shares of Stock shall be delivered or paid to the Employee, subject to Section 2(d) below, within ten (10) days following the Change in Control of the Company. Notwithstanding the immediately preceding sentence, if in connection with the Change in Control of the Company, this Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, this Award shall continue to vest pursuant to its terms and shares of Stock will be delivered or paid to the Employee, subject to Section 2(d) below, within ten (10) days following the applicable vesting dates described in Section 2(a) above, except that upon a Change in Control Termination before the occurrence of the last vesting date specified in Section 2(a) above, this Award will become fully vested immediately prior to the Change in Control Termination and the corresponding shares of Stock shall be delivered or paid to the Employee, subject to Section 2(d) below, within ten (10) days following the Change in Control Termination.

(2)Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)“Cause” means (A) the Employee’s refusal or failure (other than during periods of illness or disability) to perform the Employee’s material duties and responsibilities to the Company or its subsidiaries, (B) the conviction or plea of guilty or nolo contendere of the Employee in respect of any felony, other than a motor vehicle offense, (C) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (D) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (E) a violation of any applicable material policy of the Company or any of its subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

(ii)“Change in Control Termination” means the termination of an Employee’s Employment following a Change in Control of the Company (A) by the Company and its subsidiaries not for Cause, (B) by the Employee for Change in Control Good Reason, or (C) by reason of the Employee’s death or Disability.

(iii)“Change in Control Good Reason” means (A) a material reduction in the Employee’s duties and responsibilities from those of the Employee’s most recent position with the Company, (B) a reduction of the Employee’s aggregate salary, benefits and other compensation (including any incentive opportunity) from that which the Employee was most recently entitled during Employment other than in connection with a reduction as part of a general reduction applicable to all similarly-situated employees of the Company, or (C) a relocation of the Employee to a position that is located greater than 40 miles from the location of such Employee’s most recent principal location of Employment with the Company; provided, however, that the Employee will be treated as having resigned for Change in Control Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Employee must terminate his or her Employment not later than 30 days following the end of such cure period.

(iv)“Change in Control of the Company” shall mean the occurrence of any of the following:

A.any “person” (as used herein, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof) or “group” (as used herein, as defined in Section 13(d) of the Exchange Act), acquires ownership or beneficial ownership of Company securities that, together with securities held by such person or group, constitutes more than 50% of the total fair market value of the issued and outstanding shares or the total voting power of  the Company;

B.any “person” or “group,” during the 12-month period ending on the date of the most recent acquisition by such “person” or “group” acquires ownership of Company securities that constitute 30% or more of the total fair market value of the issued and outstanding shares or the total voting power of  the Company;

C.the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election;

D.the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company; or

E.the consummation of a complete liquidation or dissolution of the Company.

For purposes of determining whether a Change in Control of the Company has occurred (i) shares of the Company received upon conversion of an option or warrant is considered to be an acquisition of shares of the Company and (ii) in the event the persons who were beneficial owners of Company shares immediately prior to the consummation of a merger, share exchange, business combination or other similar corporate transaction continue to beneficially own, directly or indirectly, more than 50% of total fair market value of the issued and outstanding shares or the total voting power of the Company (including a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such consummation of such transaction, such transaction shall not constitute a Change in Control of the Company.

Notwithstanding anything to the contrary herein, with respect to any amounts payable hereunder that constitute deferred compensation for purposes of Section 409A, such payment or settlement may accelerate upon a Change in Control of the Company for purposes of this Amendment and the Plan only if such Change in Control of the Company also constitutes a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) (it being understood that vesting of amounts payable hereunder may accelerate upon a Change in Control of the Company, even if payment of such amounts may not accelerate pursuant to this sentence).

(d)Delivery of Shares. Subject to the terms of this Agreement and satisfaction of any withholding tax liability pursuant to Section 5 hereof, when shares of Stock are delivered, the Company shall deliver to the Employee a certificate or shall credit the Employee’s account so as to evidence the number of shares of Stock, if any, to which the Employee is entitled hereunder, as calculated in accordance with this Section 2.

3.Transfer. Any shares of Stock that are delivered pursuant to Section 2(d) may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof. This award itself shall not be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part.

4.Expenses of Issuance of Stock. The issuance of stock certificates hereunder shall be without charge to the Employee. The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or other charges imposed by any governmental body, agency or official (other than taxes) by reason of the issuance of the Stock underlying the Award.

5.Tax Withholding. No shares or cash will be issued or paid under this Award until the Employee pays (or makes provision acceptable to the Company for the prompt payment of) an amount sufficient to allow the Company to satisfy its tax withholding obligations, as determined by the Company. To this end, the Employee shall either:

a)	pay the Company the amount of tax to be withheld (including through payroll withholding if the Company determines that such payment method is acceptable),
b)

deliver to the Company other shares of Stock owned by the Employee prior to such date having a fair market value, as determined by the Committee, not less than the amount of the withholding tax due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company,

c)	make a payment to the Company consisting of a combination of cash and such shares of Stock, or
d)	request that the Company cause to be withheld a number of vested shares of Stock having a then-fair market value sufficient to discharge required federal, state and local tax withholding.

In no event shall the payment or withholding of taxes be made later than the end of the payment period prescribed in Section 2(d). In the event the Employee fails to timely pay or timely elect withholding of taxes in the manner described in Section 5(a), (b), (c) or (d), the Company reserves the right to withhold cash or a number of vested shares of Stock having a then fair market value sufficient to discharge required federal, state and local tax withholding.

6.Section 409A of the Code. Awards granted pursuant to this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A of Code and guidance issued thereunder and shall be construed accordingly. Notwithstanding anything to the contrary in this Agreement, if at the time of the Employee’s termination of Employment, the Employee is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Employee’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations, as determined by the Company in its reasonable good faith discretion or (ii) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Atlas to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code.

7.Section 280G of the Code.  Notwithstanding any other provision in this Agreement or any other agreement, contract, or understanding entered into by the Employee with the Company or any of its subsidiaries, in the event that it is determined by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by the Company (the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by the Company or any subsidiary to or for the Employee’s benefit under this Agreement or any other formal or informal plan or other arrangement, contract or understanding (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 7 would be payable to the Employee, exceeds the greatest amount of Parachute Payments that could be paid to the Employee without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Employee shall not exceed the amount which produces the greatest after-tax benefit to the Employee after taking into account any Excise Tax to be payable by the Employee.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Employee, if doing so would place the Employee in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments).  The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Accountant’s determination.

8.References. References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

9.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

Atlas Air Worldwide Holdings, Inc. 2000 Westchester Avenue Purchase, New York 10577 Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein

10.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws of any jurisdiction which would cause the application of law, other than the State of New York, to be applied.

11.Rights of a Stockholder. The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Unit Delivered Shares or Deferred Dividend Shares. Once the Unit Delivered Shares and Deferred Dividend Shares vest and the shares of Stock underlying those units or shares have been delivered, but not until such time and only with respect to the shares of Stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and to receive dividends.

12.No Right to Continued Employment. This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

13.Provisions of the Plan. This Agreement and the awards and grants set forth herein shall be subject to and shall be governed by the terms set forth in the Plan, a copy of which has been furnished to the Employee and which is incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

14.Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS AS A SEPARATE PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Restricted Stock Unit Agreement as of the date first above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:
	Name:	John Dietrich
	Title:	President & CEO Atlas Air Worldwide Holdings, Inc.

EMPLOYEE